EXHIBIT 5.1

[Winston & Strawn LLP Letterhead]

September 26, 2003

AirGate PCS, Inc.
Harris Tower
233 Peachtree St. NE, Suite 1700
Atlanta, Georgia 30303

Re:	Common Stock, par value $0.01 per share 9 3/8% Senior Subordinated Secured Notes due 2009

Ladies and Gentlemen:

     We have acted as special counsel to AirGate PCS, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $160,000,000 aggregate principal amount of the Company’s 9 3/8% Senior Subordinated Secured Notes due 2009 (the “New Notes”) and 33,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which are to be offered in exchange for all of the Company’s currently outstanding 13.5% Senior Subordinated Discount Notes due 2009 (the “Old Notes”), all as more fully described in the Registration Statement. The New Notes will be issued under the Company’s Indenture (the “Indenture”) to be entered into by and among the Company, the Guarantors, and    , as trustee. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the prospectus (the “Prospectus”) contained in the Registration Statement.

     This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, in the form filed with the Commission and as amended through the date hereof; (ii) the Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-laws of the Company, as currently in effect; (iv) the Indenture; (v) the form of certificate representing the Shares; (vi) the form of the New Notes; and (vii) resolutions of the Boards of Directors of the Company relating to, among other things, the issuance and exchange of the New Notes and the Shares for the Old Notes and the filing of the Registration Statement. We also have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to certain facts material to this opinion letter, we have relied without independent verification upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. When the requisite number of holders of the Company’s common stock has approved all matters necessary to the authorization and issuance of the Shares and New Notes, the issuance and exchange of the New Notes and the Shares for the Old Notes will have been duly authorized by requisite corporate action on the part of the Company.

     2. The New Notes will be valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company, in accordance with its terms, except to the extent that the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) when (i) the Registration Statement, as finally amended (including all necessary pre-effective amendments), shall have become effective under the Securities Act; (ii) the requisite number of holders of the Company’s common stock has approved all matters necessary to the authorization and issuance of the Shares and New Notes; (iii) the New Notes are duly executed and authenticated in accordance with the provisions of the Indenture; and (iv) the New Notes shall have been issued and delivered in exchange for the Old Notes pursuant to the terms set forth in the Prospectus.

     3. When the requisite number of holders of the Company’s common stock has approved all matters necessary to the authorization and issuance of the Shares and New Notes, the Shares will be validly issued, fully paid, and non-assessable.

     The foregoing opinions are limited to the laws of the United States, the State of New York, and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported decisions interpreting those laws. We express no opinion as to the application of the securities or blue sky laws of the various states to the issuance or exchange of the New Notes and the Shares. This opinion letter is based upon the currently existing statutes, rules, regulations and judicial decisions.

     We hereby consent to the reference to our firm under the headings “Legal Matters” in the Prospectus and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP